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                     May 10, 2023

       Dominick Zarcone
       President and Chief Executive Officer
       LKQ Corporation
       500 West Madison Street, Suite 2800
       Chicago, Illinois 60661

                                                        Re: LKQ Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 000-50404

       Dear Dominick Zarcone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services